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Emergent
    Group
       Inc.     Contact: Kevin J. Mast            Robert S. Davis
                         Chief Financial Officer  Vice President-Administration
                         (804) 235-8056           (864) 235-8056


                    EMERGENT GROUP, INC. ANNOUNCES PLANS FOR
               PRIVATE PLACEMENT OF $100 MILLION IN SENIOR NOTES

GREENVILLE, S.C. (August 27, 1997) - Emergent Group, Inc. (Nasdaq/NM:EMER) today announced plans, subject to market and other conditions, for the private placement of $100 million of Senior Notes which have a seven-year maturity and are non-callable for four years. The proceeds of the sale of the Notes will be used to repay outstanding indebtedness under existing credit and warehouse facilities.


     The Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the requirements of the Securities Act and applicable state securities laws.


     Emergent Group, Inc. is a diversified financial services company which specializes in non-prime first and second lien residential mortgage loans; loans to small businesses, partially guaranteed by the U.S. Small Business Administration; asset-based loans to small businesses secured by inventory and accounts receivable; mezzanine-level financing to small businesses with equity participations; management of a venture capital fund; and non-prime automobile loans. Emergent currently has 1,049 employees and operates in 38 states.


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